Exhibit 10.12

Tesla Motors Inc.

845 Oak Grove Ave., Suite #204

Menlo Park, CA 94025

May 6, 2004

JB Straubel

RE:	OFFER OF EMPLOYMENT WITH TESLA MOTORS, INC.

Dear JB,

Tesla Motors, Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of Principal Engineer, Drive Systems on the terms set forth below.

In this role, you will perform the duties customarily associated with this position, including specifically responsibility for the Power Electronics Unit and motor in the Tesla Roadster, and you will report to Ian Wright.

Your salary will be ninety five thousand dollars ($95,000) per year for a forty (40) hour work week, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for vacation and sick leave according to the Company’s standard policy. You will also be eligible to receive all other benefits the Company may provide to its employees (e.g., health, vision and dental insurance coverage) after your enrollment in August, 2004. The Company may consider you for bonuses, although the amount of such bonuses, if any, and the criteria for determining the award of such bonuses, if any, shall be in the sole discretion of the Company. Of course, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

Subject to the approval of the Company’s Board of Directors, you will be granted a stock option to purchase an aggregate of 150,000 shares of the Company’s Common Stock pursuant to the Company’s Equity Incentive Plan then in effect. Your stock options will vest in accordance with the Tesla Motors Equity Incentive Plan of 2003 commencing upon your first day of employment.

By accepting this offer, you represent and warrant that your employment with the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You further represent and warrant that you have read, understand, and accept the terms of your Stock Option Agreement, in particular, the vesting schedule of the shares of the Company’s Common Stock thereof. You agree not to make any unauthorized disclosure to the Company or use on behalf of the Company any confidential information belonging to any of your former employers (except in accordance with agreements between the Company and any such former employer). You also warrant that you do not possess any property containing a third party’s confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

JB Straubel

As a Company employee, you will be expected to abide by all Company policies and procedures, and sign and comply with the Company’s standard confidentiality agreement which prohibits unauthorized use or disclosure of Company confidential information or the confidential information of the Company’s clients.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both you and the Company shall be entitled to all rights and remedies that you or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of the Company. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

As required by immigration law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

JB Straubel

If you choose to accept our offer under the terms described above, please indicate your acceptance, by signing below and returning it to me. The effective date of your employment will be May 17, 2004.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours, TESLA MOTORS, INC.

/s/ Ian Wright
Ian Wright Vice President, Vehicle Development

Accepted by:	/s/ JB Straubel
Name:

Date: 05/07/04